Filed Pursuant to Rule 433
Registration File No. 333-288804
Free Writing Prospectus

THE RIVERNORTH PRIME UNICORN FUNDS IPO ROADSHOW

Access to the 30 largest unicorn companies in the U.S. through Funds providing daily liquidity on the NYSE.

Visit our website for full information:
https://www.rivernorth.com/unicornfunds/

Disclosures:
RiverNorth Long Prime Unicorn Fund 2028, Inc. Preliminary Prospectus
https://www.rivernorth.com/wp-content/uploads/RiveNorth-Long-Prime-Unicorn-Fund-Preliminary-Prospectus_2026.pdf
RiverNorth Short Prime Unicorn Fund 2028, Inc. Preliminary Prospectus
https://www.rivernorth.com/wp-content/uploads/RiverNorth-Short-Prime-Unicorn-Fund-Preliminary-Prospectus_2026.pdf

Each of RiverNorth Long Prime Unicorn Fund 2028, Inc. (the “Long Fund”) and RiverNorth Short Prime Unicorn Fund 2028, Inc. (the “Short Fund”) have filed registration statements (including preliminary prospectuses) on Form N-2 (File No. 333-288805 and File No. 333-288804) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this free writing prospectus relates. Before you invest in either the Long Fund or the Short Fund, you should read the preliminary prospectus in the relevant registration statement and the other documents the Long Fund and the Short Fund have filed with the SEC for more complete information about the Funds and the offerings. You get these documents for free by visiting the SEC website at **http://www.sec.gov**. Alternatively, copies of the prospectuses may be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, telephone: (646)-362-0256, or by emailing prospectus@lucidcm.com, or by calling 800.646.0148, Option 1, or emailing unicorns@rivernorth.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Long Fund and the Short Fund before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An investment in the Long Fund or the Short Fund is speculative and involves a high degree of risk with substantial risk of loss. Please see the “RISKS” section of the applicable preliminary prospectus. RiverNorth Capital Management, LLC, the investment adviser for each of the funds, is registered as an investment adviser with the SEC.

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